Exhibit 10.9

Snap Inc.

Restricted Stock Unit Grant Notice - Global
(2017 Equity Incentive Plan)

Snap Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Common Stock (“Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Unit Grant Notice”) and in the Plan and the Restricted Stock Unit Agreement (the “Award Agreement”), including any special terms and conditions for your country set forth in the attached appendix (the “Appendix”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan or the Award Agreement (including the Appendix). In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan will control.

Employee Number:

Participant:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Restricted Stock Units/Shares:

Vesting Schedule:

Participant will receive a benefit with respect to an RSU only if it vests.  A time and service-based requirement (the “Service-Based Requirement”) must be satisfied in order for an RSU to vest.  An RSU shall actually vest (and therefore become a “Vested RSU”) on the date on which the Service Based Requirement is satisfied with respect to that particular RSU (the “Vesting Date”).  All RSUs that do not become Vested RSUs will be immediately forfeited to the Company upon expiration at no cost to the Company.

The Service-Based Requirement will be satisfied in installments as follows, subject to Participant providing Continuous Service from the Vesting Commencement Date through the dates indicated:

[_________________________________]

If the Participant dies while in Continuous Service, the Service-Based Requirement will be satisfied as to 100% of the RSUs for which the Service-Based Requirement otherwise already was not satisfied.

Issuance Schedule:	Subject to any Capitalization Adjustment, one share of Common Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan. Participant acknowledges and agrees that this Restricted Stock Unit Grant Notice and the Award Agreement (including the Appendix) may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement (including the Appendix) and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Common Stock pursuant to the Award and

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Exhibit 10.9

supersede all prior oral and written agreements on that subject with the exception, if applicable, of (i) equity awards previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Award upon the terms and conditions set forth therein.

By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

Snap Inc. By: Atul Porwal Title: Associate General Counsel	Participant: Digitally Accepted on:
Attachments:	Award Agreement (including the Appendix), 2017 Equity Incentive Plan

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Exhibit 10.9

Snap Inc.

2017 Equity Incentive Plan

Restricted Stock Unit Agreement - Global

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Agreement (the “Award Agreement”), including any special terms and conditions for your country set forth in the attached appendix (the “Appendix”), and in consideration of your services, Snap Inc. (the “Company”) has awarded you (“Participant”) a Restricted Stock Unit Award (the “Award”) pursuant to Section 11 of the Company’s 2017 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units/shares indicated in the Grant Notice. Capitalized terms not explicitly defined in this Award Agreement or the Grant Notice will have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Grant of the Award. This Award represents the right to be issued on a future date one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units/shares of Common Stock subject to the Award. This Award was granted in consideration of your services to the Company or an Affiliate. Except as otherwise provided herein, you will not be required to make any payment to the Company or an Affiliate (other than services to the Company or an Affiliate) with respect to your receipt of the Award, the vesting of the Stock Units or the delivery of the Company’s Common Stock to be issued in respect of the Award. Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock upon vesting of your Stock Units, and, to the extent applicable, references in this Award Agreement and the Grant Notice to Common Stock issuable in connection with your Stock Units will include the potential issuance of its cash equivalent pursuant to such right.

2.Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the Restricted Stock Units/shares of Common Stock credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.

3.Number of Shares. The number of Restricted Stock Units/shares subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.Securities Law Compliance. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

Exhibit 10.9

5.Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. At your death, vesting of your Award will cease and your executor or administrator of your estate will be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

6.Date of Issuance.

(a)The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the withholding obligations set forth in this Award Agreement, in the event one or more Restricted Stock Units vests, the Company will issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice). The issuance date determined by this paragraph is referred to as the “Original Issuance Date”.

(b)If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day. In addition, if:

(i)the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Plan”)), and

(ii)either (1) Withholding Taxes do not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Taxes by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 11 of this Award Agreement (including but not limited to a commitment under a 10b5-1 Plan) and (C) not to permit you to pay the Withholding Taxes in cash or from other compensation otherwise payable to you by the Company, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(c)The form of delivery of the shares of Common Stock in respect of your Award (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

7.Dividends. You will receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment;

Exhibit 10.9

provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.Restrictive Legends. The shares of Common Stock issued under your Award will be endorsed with appropriate legends as determined by the Company.

9.Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Award Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10.Award not a Service Contract.

(a)Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice (subject to applicable law and the terms of your employment or engagement agreement, if any). Nothing in this Award Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Award Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Award Agreement or Plan; or (iv) deprive the Company or an Affiliate of the right to terminate your employment without regard to any future vesting opportunity that you may have.

(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award is earned only by continuing as an employee, director or consultant of the Company or an Affiliate and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Award Agreement, for any period, or at all, and will not interfere in any way with your right or the right of the Company or an Affiliate to terminate your Continuous Service at any time, with or without cause and with or without notice, and will not interfere in any way with the Company’s right to conduct a reorganization.

(c)By accepting your Award, you acknowledge, understand and agree that:

(i)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

Exhibit 10.9

(ii)the grant of your Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards (whether on the same or different terms), or benefits in lieu of awards, even if awards have been granted in the past;

(iii)your Award and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, vacation, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(iv)no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any), and in consideration of the grant of this Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.Withholding Obligations.

(a)On each vesting date, and on or before the time you receive a distribution of the shares underlying your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax and social security withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) (pursuant to this authorization and without further consent) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Compensation Committee. However, the Company does not guarantee that you will be able to satisfy the Withholding Taxes through any of the methods described in the preceding provisions and in all circumstances you remain responsible for timely and fully satisfying the Withholding Taxes.

Exhibit 10.9

(b)Unless the tax and social security withholding obligations of the Company and any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock or other consideration pursuant to this Award.

(c)In the event the Company or Affiliate’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12.Tax Consequences. The Company has no duty or obligation to minimize the tax or social security consequences to you of this Award and will not be liable to you for any adverse tax or social security consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and legal advisors regarding the tax and social security consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) will be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

13.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Award Agreement until such shares are issued to you pursuant to Section 6 of this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.Notices. Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the national Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed to the Company at its primary executive offices, attention: Stock Plan Administrator, and addressed to you at your address as on file with the Company at the time notice is given.

15.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and will not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

16.Additional Acknowledgements. You hereby consent and acknowledge that:

(a)Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this Award Agreement and Grant Notice as a condition to participating in the Plan and receipt of this Award. This Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past. All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the size of such awards and performance and other conditions applied to the awards, will be at the sole discretion of the Company.

Exhibit 10.9

(b)The future value of your Award and the underlying shares of Common Stock is unknown, indeterminable, and cannot be predicted with certainty. Neither the Company nor any Affiliate shall be liable for any exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your Award or of any amounts due to you on the subsequent sale of any shares of Common Stock distributed to you on the vesting of your Award.

(c)The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(d)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(e)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(f)This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g)All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and assets of the Company.

17.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

18.Effect on Other Employee Benefit Plans. The value of the Award subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

19.Choice of Law. The interpretation, performance and enforcement of this Award Agreement will be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.

20.Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be

Exhibit 10.9

construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

22.Amendment. This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

23.Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following your death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

24.Data Transfer.

(a)You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy

Exhibit 10.9

laws providing less protections of your personal data than your country.  You may request a list with the names and addresses of any potential recipients of the Data by contacting equityquestions@snap.com or the stock plan administrator at the Company (the “Stock Plan Administrator”).  You authorize the recipients to receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of the Award.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.  You understand that refusing or withdrawing consent may affect your ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

(b)For the purposes of operating the Plan in the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice from time to time in force.

25.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

26.Language. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Award Agreement. If you have received this Award Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

27.Foreign Asset/Account, Exchange Control and Tax Reporting.  You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country.  The applicable laws in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt.  You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

28.Choice of Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules.

29.Appendix.  Notwithstanding any provisions in this Restricted Stock Unit Award Agreement, your Award shall be subject to the special terms and conditions for your country set forth in the Appendix attached hereto.  Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application

Exhibit 10.9

of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Appendix constitutes part of this Restricted Stock Unit Award Agreement.

* * * * *

This Award Agreement will be deemed to be signed by the Company and the Participant upon the signing or electronic acceptance by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.

Exhibit 10.9

Appendix to Restricted Stock Unit Award Agreement

This Appendix includes special terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you reside or work in one of the countries listed below.

The information contained below is general in nature and may not apply to your particular situation. You are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Australia

Breach of Law.  Notwithstanding anything else in the Plan or the Restricted Stock Unit Award Agreement, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.  Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.

Securities Law Information.  The grant of the Award is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document for the Offer of Restricted Stock Units to Australian Resident Employees, which was distributed with the Grant Notice, this Award Agreement and any other Plan documents.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers.  You understand that the Australian bank assisting with the transaction may file the report on your behalf.  If there is no Australian bank involved in the transfer, you will be required to file the report.  You should consult with your personal advisor to ensure proper compliance with applicable reporting requirements in Australia.

Privacy.  Section 24 (Data Transfer) is deleted and replaced with the following:

24. PRIVACY. You explicitly and unambiguously consent to the collection, holding, use and disclosure, in electronic or other form, of your personal information (as that term is defined in the Privacy Act 1988 (Cth)) as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, email address and other contact details, date of birth, tax file number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). The collection of this information may be required for compliance with various legislation, including the Corporations Act 2001 (Cth) and applicable taxation legislation.  You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protection of your personal data than your country.  You may request a list with the names and addresses of any potential recipients of the Data by contacting equityquestions@snap.com or the stock plan administrator at the Company (the “Stock Plan

Exhibit 10.9

Administrator”). You authorize the recipients to collect, hold, use and disclose the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of the Common Stock acquired upon the vesting of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan or for the period required by law, whichever is the longer.  You may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. You acknowledge that further information on how your employer, the Company and its Affiliates collect, hold, use and disclose Data and other personal information (and how you can access, correct or complain about the handling of that Data or other personal information by your employer, the Company and its Affiliates) can be found in the privacy policies of your employer, the Company and its Affiliates (as applicable).

Austria

Compliance with Law. By accepting the Award and accepting the terms of the Award, you acknowledge and agree that you are responsible for complying with all applicable Austrian laws and you shall not assume that the terms of the Award summarize all requirements under applicable laws.

Data Transfer. Section 24 (Data Transfer) is deleted and replaced with the following:

24. Data Transfer.   Before Snap Inc receives any of your personal data, you will be asked by your local employer, if you want to participate and – in order to do so – freely decide to consent to the transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”).  You understand that the Data may be transferred to any third parties, acting as data processors, assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country.  You may request a list with the names and addresses of any potential recipients of the Data by contacting equityquestions@snap.com or the stock plan administrator at the Company (the “Stock Plan Administrator”).  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You may, at any time, view the Data, request additional information about the storage and processing of the Data (right to information), require any necessary amendments to the Data (right to rectification) or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You may also have a right to erasure, data portability, restriction of the processing and objection. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan.  For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

Exhibit 10.9

Cause. This provision supplements the definition of “Cause” set out in the Plan to the effect that it shall include any other solid grounds for termination (“wichtiger Grund”) within the meaning of sec 25 and 27 of the Austrian Act on White-Collar Workers (“Angestelltengesetz”).

Belgium

[Holding Period.  For a period of two years after the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of these shares.]1

Foreign Asset / Account Reporting.  Belgian residents are required to report any security (e.g., shares of Common Stock acquired under the Plan) or bank account established outside of Belgium on their annual tax return.  In a separate report, Belgian residents are also required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). The forms to complete this report are available on the website of the National Bank of Belgium.  Belgian residents should consult with their personal tax advisors to determine their personal reporting obligations.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when the shares of Common Stock are sold. You should consult with your personal tax advisor for additional details on your obligations with respect to the stock exchange tax.

Brazil

Compliance with Law. By accepting the Award and accepting the terms of the Award Agreement, you acknowledge and agree to comply with all applicable Brazilian laws and pay any and all applicable Withholding Taxes associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

Exchange Control Information. If you are a Brazilian resident, you must periodically disclose to the Central Bank of Brazil a declaration of assets and rights held abroad. The reporting is made by means of a Statement of Brazilian Capitals Abroad (“DCBE”) and must be submitted annually if the aggregate value of such assets and rights is US$100,000 or more. Notwithstanding the above, the declaration is required quarterly if at the dates of March 31, June 30 and September 30, of each year, the aggregate value of such assets and rights held outside of Brazil is US$100,000,000 or more. Assets and rights that must be reported include shares of Common Stock acquired under the Plan. You should consult with a personal advisor to ensure compliance with the applicable exchange control requirements.

Securities Law Information. Please note that the offer of an award under the 2017 Equity Incentive Plan does not constitute a public offer in Brazil, and therefore it is not subject to registration with the Brazilian authorities.

Tax on Financial Transaction (IOF).  Payments to foreign countries and repatriation of funds into Brazil, and the conversion between BRL and USD associated with such fund transfers, may be subject to the Tax on Financial Transactions.  It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan.  You should consult with your personal tax advisor for additional details. “Tax on Financial Transactions” means the Brazilian federal tax (IOF) levied on credit, exchange, insurance and securities transactions executed through financial institutions at such rate as determined by the Brazilian federal government from time to time.

Acknowledgment of Forfeiture and Clawback Provisions. By accepting the Award, you acknowledge being subject to the provisions of any forfeiture and claw-back policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law.

Additional Acknowledgements. The following sub-section is added as Section 16(h):

(h) In accepting this Award Agreement, you acknowledge being subject to the provisions of any forfeiture and claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law.

Canada

Grant of the Award.  The final sentence of Clause 1 (“Notwithstanding the foregoing, the Company reserves the right to issue you the cash equivalent of Common Stock, in part or in full satisfaction of the delivery of Common Stock upon vesting of your Stock Units, and, to the extent applicable, references in this Award Agreement and the Grant Notice to Common Stock issuable in connection with your Stock Units will include the potential issuance of its cash equivalent pursuant to such right.”) is deleted.

Continuous Service.  This provision supplements the definition of “Continuous Service” set out in the Plan.  The Participant’s Continuous Service will be determined without regard to any period of statutory, contractual, common law or other reasonable notice of termination of employment or any period of salary continuance or deemed employment.

Securities Law Information. You understand that you are permitted to sell shares of Common Stock acquired pursuant to the Plan provided the sale of the shares acquired pursuant to the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed, and if any designated broker is appointed under the Plan, you shall sell such shares through the designated broker.

Foreign Asset/Account Reporting Information. If you are a Canadian resident, you may be required to report your foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. Foreign property includes shares of Common Stock acquired under the Plan, and may include the Restricted Stock Units. The Restricted Stock Units must be reported--generally at a nil cost--if the C$100,000 cost threshold is exceeded because of other foreign property you hold.  If shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. You should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

Award Not a Service Contract. In Sections 10(a) and 10(b), references to “and with or without notice” are deleted.

Withholding Obligations. Section 11(a) is deleted and replaced with the following:

[1]	Note to draft: Optional clause to be deleted or retained for an award depending on particular circumstances.

Exhibit 10.9

11. WITHHOLDING OBLIGATIONS.

(a)On each vesting date, and on or before the time you receive a distribution of the shares underlying your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate arrangements satisfactory to the Company or adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) (subject to your written consent) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and its Affiliates; or (iv) permitting you (subject to your written consent) to surrender Restricted Stock Units to the Company for a cash payment which shall be used to satisfy the Withholding Taxes, whereby the number of Restricted Stock Units that may be surrendered for a cash payment shall be equal to the Withholding Taxes divided by a Fair Market Value (measured as of the date shares of Common Stock are otherwise issuable to you pursuant to Section 6).  However, the Company does not guarantee that you will be able to satisfy the Withholding Taxes through any of the methods described in the preceding provisions and in all circumstances you remain responsible for timely and fully satisfying the Withholding Taxes.

The following provision only applies if you reside in Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention («Agreement»), ainsi que cette Annexe, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

China

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“PRC” or “China”).  Notwithstanding the foregoing, the Company reserves the right to apply any or all of the following provisions to individuals who are not PRC nationals but resident in the PRC to the extent it determines such is necessary or advisable:

Vesting. Notwithstanding Section 2 or anything to the contrary in the Award Agreement or the Grant Notice, an Award will not vest and shall not become a Vested RSU until any necessary approval or registration (if required) from the PRC State Administration of Foreign Exchange or its local counterpart (“SAFE”) under applicable exchange control rules has been received with respect to such RSU on or before the RSU expires.

Settlement of Awards and Sale of Common Stock. The Company may require that any shares of Common Stock acquired pursuant to the RSUs be sold, either immediately after issuance or within a specified period following the termination of your Continuous Service.  You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization), and you expressly authorize the designated broker to complete the sale of such shares.  You

Exhibit 10.9

also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters provided below) and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur.  You acknowledge that the designated broker is under no obligation to arrange for the sale of the shares at any particular price.  Due to fluctuations in the share price and/or applicable exchange rates between the date the shares are issued and (if later) the date on which the shares are sold, the amount of proceeds ultimately distributed to you may be more or less than the Market Value of the shares on the Vesting Date or the date the shares are issued.

Upon the sale of the shares, the Company agrees to pay the cash proceeds from the sale (less any applicable Withholding Taxes, brokerage fees or commissions) to you in accordance with applicable exchange control laws and regulations.

Foreign Exchange Obligations. You understand and agree that, pursuant to exchange control laws in the PRC, you will be required to immediately repatriate to the PRC the cash proceeds from the sale of any shares issued upon vesting of the RSUs and, if applicable, any dividends you may receive in relation to the shares.  You further understand that, under applicable law, such repatriation of your cash proceeds may need to be effected through a special exchange control account established by the Company or a Subsidiary in the PRC, and you hereby consent and agree that any proceeds you may receive as a result of participation in the Plan may be transferred to such special account prior to being delivered to you.  Further, you acknowledge that the Company or a Subsidiary has no obligation to, but may, convert the proceeds that you realize from your participation in the Plan from U.S. dollars to Renminbi using any exchange rate chosen by the Company and, if funds are so converted, they will be converted as soon as practicable, which may not be immediately after the date that such proceeds were realized.  If such currency conversion occurs, you will bear the risk of any fluctuation in the U.S. dollar/Renminbi exchange rate between the date you realize U.S. dollar proceeds from your participation in the Plan and the date that you receive cash proceeds converted to Renminbi.  If the proceeds from your participation in the Plan are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar denominated bank account in the PRC and provide the bank account details to the Company or your employer so that your proceeds may be deposited into the account.  Finally, you agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC, as determined by the Company in its sole discretion.

Germany

Sole Contact and Contractual Partner Information. Please note that the RSU Award, the RSU Grant Notice, the Award Agreement, the Appendix and your participation in the Plan do not create any claims against the Affiliate of the Company you are employed by/your German employer either directly or indirectly.  To be clear: your sole contact and sole contractual partner regarding the Plan and the granted RSUs is the Company and they are not part of your contractual salary.

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank).  In case of payments in connection with securities (including proceeds realized upon the sale of shares of Common Stock or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received.  The report must be filed electronically and the form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) in both German and English.  You are responsible for making this report.

Exhibit 10.9

India

The following provisions govern your participation in the Plan if you are a person resident in India. It is clarified that the Company reserves the right to apply any or all of the following provisions to individuals who are not Indian citizens/nationals, but considered as persons resident in India, to the extent it determines necessary or advisable under applicable Indian laws.

Compliance with Law. By accepting the Award and accepting the terms of the Award Agreement, you acknowledge and agree to comply with all applicable Indian laws and pay any and all applicable taxes associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

Foreign Exchange Obligations. Notwithstanding anything contained in the Plan, the Award Agreement and/or the Restricted Stock Unit Grant Notice, the offer and issuance of any shares to a person resident in India shall be subject to, and in accordance with applicable laws, including the (Indian) Foreign Exchange Management Act, 1999 and the rules and regulations framed thereunder (as amended from time to time) (“FEMA”). You understand and agree that, pursuant to the FEMA, the proceeds from the sale of any shares of Common Stock issued upon vesting of the Restricted Stock Units will be required to be repatriated to India immediately on receipt thereof and in any case not later than 90 (ninety) days from the date of sale of such shares. Separately, you understand and agree that any dividends you may receive in relation to the shares of Common Stock must be repatriated to India within 60 (sixty) days from the date of it falling due. The Company agrees to pay any dividend declared on the shares to your designated bank account in India in accordance with applicable exchange control laws and regulations, including the FEMA.

Exchange Control Reporting Requirements. In relation to the shares of Common Stock that may be issued to you by the Company, you agree and acknowledge that you may be required to submit to the Reserve Bank of India, through your designated Authorised Dealer Bank, every year on or before December 31, an Annual Performance Report (APR) in Part II of Form ODI and such other reports or documents as may be prescribed by the Reserve Bank of India from time to time.

Tax.  By accepting the Award and accepting the terms of the Award Agreement, you acknowledge and agree to comply with all applicable Indian laws and report any income and pay any and all applicable taxes, as required by Indian laws, associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock. You will co-operate with the board of directors of the Company and the Affiliate to ensure that the Company and the Affiliate are at all times compliant with all applicable laws. Without prejudice to the aforesaid, you will forthwith provide all necessary information upon request by the Affiliate in order for the Affiliate to make necessary filings with the regulatory authorities as required under applicable law. Where necessary and so directed by the Affiliate, you will make such payments/ deposit such amounts with the Affiliate so as to enable the Affiliate to comply with its tax obligations under applicable laws. You acknowledge and confirm that the entitlement to the shares of Common Stock is contingent upon you complying with your obligations herein, the Award Agreement and the Plan.

Transfer Restrictions.  Section 5 (Transfer Restrictions) is deleted and replaced with the following:

5. Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell, or otherwise dispose of this Award or the shares issuable in respect of your Award. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. You agree and acknowledge that any transfer of shares issued to you in respect of your vested Restricted Stock Units shall be undertaken in accordance

Exhibit 10.9

with all applicable laws, including the FEMA. At your death, vesting of your Award will cease and your executor or administrator of your estate will be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

Award Not a Service Contract. In Sections 10(a) and 10(b), references to “and with or without notice” are deleted. In Section 10(b), references to “or consultant” are deleted.

Tax Withholding Obligations.  Section 11(a) (Withholding Obligations) is deleted and replaced with the following:

11. Withholding Obligations.

(a)On each vesting date, and on or before the time you receive a distribution of the shares underlying your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”). Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (pursuant to this authorization and without further consent) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with the Award with a Fair Market Value (measured as of the date shares of Common Stock are issued to you pursuant to Section 6) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and provided further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Compensation Committee. However, the Company does not guarantee that you will be able to satisfy the Withholding Taxes through any of the methods described in the preceding provisions and in all circumstances you remain responsible for timely and fully satisfying the Withholding Taxes.

Tax Withholding Obligations.  The following supplements Section 11 (Withholding Obligations) of the Award Agreement:

(d)As a condition of the vesting of your Award, you therefore unconditionally and irrevocably agree:

(i)to place the Company in funds and indemnify the Company in respect of (1) all liability to Indian income tax which the Company is liable to account for on your behalf directly to Government of India; (2) all liability towards depositing provident fund contributions which the Company is liable to deposit on your behalf with the provident fund commissioner; and (3) all liability towards provident fund contributions for which the Company is liable which arises as a consequence of or in connection with your Award (the “India Tax Liability”); or

Exhibit 10.9

(ii)to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting and as will provide the Company with an amount equal to the India Tax Liability; and to permit the Company to withhold an amount not exceeding the India Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Privacy.  Section 24 (Data Transfer) is deleted and replaced with the following:

24. Privacy.  You explicitly and unambiguously consent to the collection, use, disclosure and transfer, in electronic or other form, of your personal information (as such term is defined in the Information Technology Act, 2000 read with the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011) as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company, its Affiliates and your employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company and/or any Affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand and consent that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the United States, and that the recipient country may have different data privacy laws providing less protections of your personal data than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting equityquestions@snap.com or the stock plan administrator at the Company (the “Stock Plan Administrator”). You authorize the recipients to receive, possess, process, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you may contact the Stock Plan Administrator.

Japan

Securities Law Information. The Company notifies to you, and you acknowledge, that: (i) the solicitation of the Awards falls under the category of solicitation towards small number investors as provided in article 23-13.4 of the Financial Instruments and Exchange Law of Japan (kinyuu shouhin torihiki hou) (Law No. 25 of 1948, as amended) and therefore no notification under article 4.1 of the same has been made in respect of the solicitation; (ii) you are prohibited from transferring the Awards unless transferred as a whole; and (iii) the Awards cannot be divided into parts.

Exhibit 10.9

Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside of Japan as of December 31, including shares of Common Stock acquired under the Plan, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. You are responsible for complying with this reporting obligation if applicable to you and you should consult your personal tax advisor in this regard. If you do not comply with this reporting obligation, you may be subject to imprisonment of up to 1 year or a fine of up to ¥500,000.

Mexico

No Entitlement or Claims for Compensation.  These provisions supplement Section 10 (Award Not A Service Contract) of the Award Agreement that clarify that the grant, vesting or settlement of your Award does not give you a right to continued service/employment with your employer.

Modification.  By accepting the grant of an Award, you understand and agree that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of your employment with your employer, as this benefit derives from a commercial relationship between you and the Company.

Policy Statement.  The grant of the Award by the Company under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.  Under such scenario, is it expressly agreed by you that such situation would not be deemed as impacting your employment relationship with your employer in any way.

The Company, with registered offices at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, United States of America, is solely responsible for the administration and participation in the Plan and the acquisition of shares of Common Stock does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is a subsidiary of the Company (“Employer”), nor does it establish any rights between you and the Employer as the latter does not sponsor, contribute to, make any payment, grant any Award or have any relationship with the Plan, the Agreement and/or the Award, all of which are sponsored solely and exclusively by the Company which is the only party responsible for the contribution of any amount pursuant to the Plan and/or the Award Agreement and the only party responsible for making any payment or granting any RSU Awards thereunder. Pursuant to the foregoing, you expressly agree and recognize for all legal purposes that your participation in the Plan, and any benefit associated therewith shall not be construed as being part of, derived from, or in any way related to the employment relationship that you may have with the Employer.  As a result, the Award would not be considered for salary integration purposes, on the understanding that only those benefits that are directly covered by the Employer as a result of the employment relationship can be considered for this purpose, which is not the case in respect of the Award.

Plan Document Acknowledgment.  By accepting the grant of an Award, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement.

In addition, by signing the Award Agreement, you further acknowledge that you have read and specifically and expressly approved the terms and conditions in Section 10 of the Agreement (Award Not A Service Contract) that clarify that the grant, vesting or settlement of an RSU Award does not give you a right to continued service/employment with the Employer, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is

Exhibit 10.9

voluntary; and (iv) neither the Company nor any Affiliate is responsible for any decrease in the value of the shares of Common Stock underlying the Award.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore you also grant a full and broad release to the Employer, the Company and any Affiliate with respect to any claim that may arise under the Plan.

Tax obligations. By accepting the grant of the Award and signing the Restricted Stock Unit Grant Notice, you acknowledge that it is your responsibility to review and confirm the tax effects that may be generated or derived from this acceptance, with your tax advisors.

You also acknowledge that you are aware that any tax triggered or derived from the granting and/or vesting of the Award shall be recognized in the monthly and annual income tax return or returns that shall be filed pursuant to Mexican law and the corresponding income tax payment shall be properly, duly and timely paid, if any. It is your sole obligation to provide to your Employer, no later than 15 days after such payment was due, the evidence of the applicable monthly and annual income tax returns filed and the payment of applicable taxes.

Notwithstanding the foregoing, if your Employer is obliged to withhold the corresponding tax pursuant to applicable law, depending on the payment method of the vested Award, your Employer will provide you with a notice, no later than 5 days after the vesting of your Award, informing you that your Employer will make the corresponding withholdings, which would substitute your obligations to make a direct filing of the monthly income tax return and the corresponding payment.

Termination of Continuous Service.  By accepting the grant of an Award and signing the Restricted Stock Unit Grant Notice, you acknowledge that you have read and specifically and expressly approved the terms and conditions in Section 6(b)(vi) of the Plan (Termination of Participant’s Continuous Service) that clarify that if your Continuous Service with the Employer terminates for any reason, any portion of your Award that has not vested will be forfeited upon such termination and you will have no further right, title or interest in the Award, the shares of Common Stock issuable pursuant to the Award, or any consideration in respect of the Award.

In addition, by signing the Award Agreement, you further acknowledge and agree that for the purposes of the Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and your right to vest in the Award under the Plan, if any, will terminate as of such date and will not be extended by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Award (including whether you may still be considered to be providing services while on a leave of absence).

Language.  You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so that you have a complete and accurate understanding of each and every of the terms and conditions of the Plan, the Award Agreement and the Restricted Stock Unit Grant Notice. If you have received the Plan, the Agreement, the Restricted Stock Unit Grant Notice, or any other document related to this Award translated into a language other than English and if the meaning of the translated version is different than the English version, you expressly agree that the English version will control.

Exhibit 10.9

Spanish Translation

Términos y Condiciones

Renuncia de Derechos o Reclamos por Compensación.  Estas disposiciones complementan la Sección 10 del Acuerdo, la cual aclara que el otorgamiento, conclusión del período para hacer exigible (vesting) o la liquidación de su “Award” no garantizan la continuación de sus servicios/relación con el Empleador.

Modificación.  Al aceptar el otorgamiento de su “Award”, usted reconoce y acuerda que cualquier modificación del Plan o del Acuerdo de “Award” o su terminación, no constituirá un cambio o detrimento de los términos y condiciones de su relación con el Empleador, toda vez que este beneficio deriva de una relación comercial entre usted y la Compañía.

Declaración de Política.  El Otorgamiento de su “Award” por la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna. Bajo este supuesto, queda expresamente aceptado por usted que dicha situación no podrá ser interpretada como un impacto sobre su relación de trabajo con el Empleador de ninguna manera. La Compañía, Snap, Inc., con oficinas registradas ubicadas en c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE, 19808, United States of America, es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente de naturaleza comercial y su único empleador es una subsidiaria de la Empresa ("Empleador"), así como tampoco establece ningún derecho entre usted y el Empleador toda vez que éste no patrocina, contribuye, hace pago alguno, otorga ninguna gratificación o compensación o tiene ninguna relación con el Plan, el Acuerdo y/o su “Award”, los cuales son patrocinados única y exclusivamente por la Compañía, la cual es la única parte responsable por contribuir cualesquiera montos en términos del Plan y/o el Acuerdo y es la única parte responsable por realizar cualesquiera pagos u otorgar cualquier gratificación o compensación en términos del Plan, el Acuerdo y/o su “Award”. En términos de lo anterior, usted acuerda y reconoce expresamente para todos los efectos legales a los que haya lugar que no se entenderá que su participación en el Plan, así como cualquier beneficio que derive del mismo, sean parte, deriven de o estén relacionados de cualquier forma con la relación laboral que usted pueda tener con el Empleador. En consecuencia, el “Award” no será considerado para efectos de integración salarial, en el entendido de que sólo aquellas prestaciones que cubre directamente el Empleador con motivo de la relación laboral pueden ser consideradas para tal efecto, lo cual no sucede en el caso del “Award”.

Reconocimiento del Documento del Plan.  Al aceptar el Otorgamiento de su “Award”, usted reconoce que ha recibido una copia del Plan, ha revisado el mismo así como el Acuerdo de “Award” en su totalidad y que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo de “Award”.

Adicionalmente, al firmar el Acuerdo de “Award”, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Sección 10 del Acuerdo ("Award Not A Service Contract") en el cual se aclara que el otorgamiento, conclusión del período para hacer exigible (vesting) o la liquidación de su “Award”, no garantizan la continuación de sus servicios/relación con el Empleador y donde además se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecido por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni  la Compañía, ni cualquier Filial son responsables por cualquier disminución en el valor de las Acciones en relación a su “RSU Award”.

Exhibit 10.9

Finalmente, usted declara que no se reserva ninguna acción o derecho para interponer cualquier demanda en contra de la Compañía por cualquier compensación y/o daño o perjuicio alguno, como resultado de su participación en el Plan y, en consecuencia, otorga también el más amplio finiquito al Empleador, así como a la Compañía y cualquier Filial con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

Obligaciones fiscales. Al aceptar el otorgamiento de su “Award” y al firmar el Aviso de Otorgamiento, usted reconoce que es su responsabilidad el revisar y confirmar los efectos fiscales que pudieran derivarse como consecuencia de esta aceptación, con sus asesores fiscales.

Usted también reconoce que es de su conocimiento que cualquier impuesto generado por el otorgamiento y ejecución de su “Award” deberán ser reconocidos en su declaración o declaraciones mensuales y anuales de impuesto sobre la renta que deberá ser presentada conforme a la ley aplicable y, el impuesto sobre la renta correspondiente deberá ser pagado en tiempo y forma, si hubiera alguno. Es su obligación personal entregar a su Empleador, dentro de los 15 días siguientes contados a partir de la fecha límite para efectuar dicho pago, la documentación comprobatoria aplicable de la presentación de su declaración mensual provisional de impuesto sobre la renta, así como el pago de los impuestos aplicables.

No obstante, en caso de que su Empleador estuviese obligado a efectuar la retención de impuestos correspondiente, dependiendo del método de pago de su “Award”, su Empleador le dará una notificación, dentro de los 5 días siguientes a partir del ejercicio de su “Award”, con la intención de informarle que su Empleador realizará la retención de impuesto sobre la renta, la cual sustituirá su obligación de la presentación directa de la declaración mensual provisional de impuesto sobre la renta y el pago de impuestos correspondiente.

Terminación de Servicio Continuo.  Al aceptar el otorgamiento de su “Award” y firmar el Acuerdo de “Award”, usted reconoce que ha leído y aprobado específicamente y de manera expresa los términos y condiciones de la Sección 6(b)(vi) del Plan  (“Termination of Participant’s Continuous Service”) la cual aclara que si su Servicio Continuo con el Empleador termina por cualquier razón, cualquier porción de su “Award” que no haya completado el período para ser exigible (vesting) se perderá al momento de dicha terminación y usted no tendrá ningún derecho, propiedad o interés con relación a su “Award”, las Acciones que pudieran emitirse en virtud de su “Award” o cualquier otra forma de compensación con relación a su “Award”.

Adicionalmente a lo anterior, al firmar el Acuerdo de “Award”, usted reconoce que la cual aclara que para efectos de su “Award”, se considerará que su Servicio Continuo ha terminado en la fecha en la cual usted deje de prestar servicios activos al Empleador (sin importar la razón de dicha terminación o si se determina en cualquier momento que dicha terminación es invalida o violatoria a las leyes laborales de la jurisdicción donde usted preste sus servicios o los términos de su contrato de trabajo, en caso de aplicar) y que su derecho a hacer exigible (vest) su “Award” en los términos del Plan, en caso de aplicar, terminará a partir de dicha fecha y no se extenderá por cualquier período de aviso previo a la terminación, de suspensión (garden leave) o cualquier período similar que sea aplicable en términos de las leyes laborales de la jurisdicción donde usted preste sus servicios o los términos de su contrato de trabajo, en caso de aplicar, así como que el Administrador del Plan tendrá la discreción exclusiva para determinar el momento a partir del cual usted no esté prestando servicios activamente para efectos de su “RSU Award” (así como para determinar si se considerará que usted está prestando servicios durante un período de ausencia [leave of absence]).

Idioma.  Usted reconoce dominar y conocer el idioma inglés lo suficiente o en su defecto, que ha consultado con un experto que domina y conoce el idioma inglés lo suficiente para que usted tenga un entendimiento completo y preciso de todos y cada uno de los términos y condiciones del Plan, del Acuerdo y del Aviso de

Exhibit 10.9

Otorgamiento. Si usted ha recibido una copia del Plan, el Acuerdo, el Aviso de Otorgamiento o cualquier otro documento relacionado con su “Award” traducido a cualquier idioma que no sea inglés y si en su caso el significado de dicha traducción es distinto al de la versión en inglés, usted acepta expresamente que la versión en inglés prevalecerá.

Netherlands

Norway

Data Transfer.  This provision supplements Section 24 of the Restricted Stock Unit Award Agreement:

The data controller is Snap Inc. 63 Market Street, Venice, CA 90291, United States. The data controller's representative in Norway is Snap Norway AS.

Where Data is to be transferred to a country which is not recognized as providing the same level of legal protection of personal data as in the European Economic Area, the Company, its Affiliates and your employer shall implement appropriate safeguards (e.g., the European Commission's Standard Contractual Clauses or the EU-U.S. Privacy Shield) in accordance with the applicable statutory requirements to ensure that any such transfer of Data is performed in accordance with such applicable legal requirements.

Singapore

Restriction on Sale of Shares.  Shares of Common Stock acquired under the Plan prior to the six (6) month anniversary of the date of grant may not be sold or otherwise offered for sale in Singapore, unless such sale or offer is made (i) more than six months after the date of grant; or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289) of Singapore (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Securities Law Information.  The Award is being granted to you pursuant to the “qualifying person” exemption under section 273(1)(i), read with section 273(4) of the SFA.  The Plan has not been, nor will it be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Obligation.  You acknowledge that if you are the Chief Executive Officer (“CEO”) or a director, as defined under the Companies Act (Chapter 50) of Singapore (“Singapore Companies Act”) of a Singapore-incorporated subsidiary (“Singapore Subsidiary”), you are subject to certain disclosure requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore Subsidiary in writing of any interest in shares, debentures, rights, participatory interests (where you are a director) or options (e.g., Awards or shares of Common Stock) in the Singapore Subsidiary and/or its “related corporation” as defined under the Singapore Companies Act, within two business days of (i) its acquisition or disposal, or (ii) becoming a CEO or a director, whichever is later. In addition, you are also required to notify the Singapore Subsidiary in writing of any change in previously disclosed interest (e.g., when the shares of Common Stock are sold) within two business days after the occurrence of the event giving rise to the change.

Exhibit 10.9

Personal Data. Section 24 (Data Transfer) of the Award Agreement is deleted and replaced with the following:

“You explicitly and unambiguously acknowledge and consent to the collection, use, disclosure and transfer, in electronic or other form, of your Personal Data as described in this document by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.  You understand that the Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, in particular in the US, and that the recipient country may have different data privacy laws providing less protections of your Personal Data than Singapore, in which case the Company will ensure that such recipient(s) provide a standard of protection to such Personal Data so transferred that is comparable to the protection under the Singapore Personal Data Protection Act 2012 (No. 26 of 2012) (“PDPA”).  You may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the stock plan administrator at the Company (the “Stock Plan Administrator”).  You acknowledge that the recipients may receive, possess, process, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data, as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon the vesting of your RSU Award.  You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that the purposes for which your Personal Data will be collected or held may continue to apply even in situations where your employment with your employer has been terminated or altered. You may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing.

For the purposes of this clause, “Personal Data” has the same meaning as set out in the PDPA.”

Sweden

There are no country-specific terms.

Switzerland

Grant of the Award.  The Award granted to a Swiss Participant is a voluntary gratuity (Gratifikation) as determined at the Company's sole discretion which the Participant has no entitlement to and which does not constitute an entitlement of the Participant for a grant of further Awards in the future.

Language Acknowledgement.  You confirm having read and understood the documents relating to the Plan, including the Award Agreement, with all terms and conditions included therein, which were provided in the English language only.  You confirm that you have sufficient language capabilities to understand these terms and conditions in full.

Du bestätigst, dass du den Plan sowie die dazugehörigen Dokumente, inklusive der Vereinbarung, mit all den darin enthaltenen Bedingungen und Voraussetzungen, welche in englischer Sprache verfasst sind, gelesen und verstanden hast. Du bestätigst dass Deine Sprachkenntnisse genügend sind, um die Bedingungen und Voraussetzungen zu verstehen.

Securities Law Information.  You acknowledge that the Plan is not intended to be publicly offered in or from Switzerland.  Neither the Award Agreement nor any other materials relating to the option constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and

Exhibit 10.9

neither the Award Agreement nor any other materials relating to the option may be publicly distributed nor otherwise made publicly available in Switzerland.

Ukraine

Securities Law and Other Compliance.  You are solely liable for obtaining all permits, authorizations, licenses and/or approvals from, and/or make any and all notifications to, any governmental authorities in Ukraine, including without limitation, an individual license for foreign investments, as may be required by any applicable laws of Ukraine, to enable you to legitimately participate in the Plan and/or receive the Award.

Tax.  By accepting the Award and accepting the terms of the Award Agreement, you acknowledge and agree to comply with all applicable Ukrainian laws and report any income and pay any and all applicable taxes and other mandatory contributions, as required by Ukrainian laws, associated with the Award, the sale of shares of Common Stock acquired under the Plan, and the receipt of any dividends paid on such shares of Common Stock.

No Award for the Entrepreneurial Activity Statement for Employees.  If you work for the Company or its Affiliates under an employment agreement, by accepting the Award and accepting the terms of the Award Agreement you acknowledge and agree that the Award is provided to you not in connection with your entrepreneurial activity (if any conducted by you) but in connection with your Continuous Service as an employee of the Company or its Affiliate.

Language.  You confirm having read and understood the documents relating to the Plan, including the Award Agreement with all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly and do not need their translation into Ukrainian.

United Arab Emirates

Securities Law Information.  Participation in the Plan is being offered only to Employees, Consultants and Directors of the Company and its Affiliates, and is in the nature of providing equity incentives to those providing services in the United Arab Emirates.  The Plan and the Award Agreement are intended for distribution only to such participants and must not be delivered to, or relied on by, any other person.  You should conduct your own due diligence on the securities.  If you do not understand the contents of the Plan or the Award Agreement, you understand that you should consult an authorized financial adviser.

This Award Agreement and the Plan have not been approved or licensed by the UAE Central Bank, the Securities and Commodities Authority or any other relevant licensing authorities or governmental agencies in the United Arab Emirates.  This Award Agreement is strictly private and confidential and the terms of the Award Agreement and the Plan have not been reviewed by, deposited or registered with the UAE Central Bank, the Securities and Commodities Authority or any other licensing authority or governmental agencies in the United Arab Emirates.  This offer is being issued from outside the United Arab Emirates to a limited number of employees of an Affiliate of the Company and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose.  Further, the information contained in this Award Agreement and the Plan is not intended to lead to the issue of any securities or the conclusion of any other contract of whatsoever nature within the territory of the United Arab Emirates.

Exhibit 10.9

United Kingdom

Award Not a Service Contract. The following supplements Section 10 of the Award Agreement:

(c)You waive all rights to compensation or damages in consequence of the termination of your office or employment with the Company or any affiliate for any reason whatsoever (whether lawful or unlawful and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) in so far as those rights arise or may arise from you ceasing to hold or being able to vest your Award, or from the loss on diminution in value of any rights or entitlements in connection with the Plan.

Tax Withholding Obligations.  The following supplements Section 11 of the Award Agreement:

(d)As a condition of the vesting of your Award, you therefore unconditionally and irrevocably agree:

(i)to place the Company in funds and indemnify the Company in respect of (1) all liability to UK income tax which the Company is liable to account for on your behalf directly to HM Revenue & Customs; (2) all liability to national insurance contributions which the Company is liable to account for on your behalf to HM Revenue & Customs (including secondary class 1 (employer’s) national insurance contributions for which you are liable); and (3) all liability to national insurance contributions for which the Company is liable which arises as a consequence of or in connection with your Award (the “UK Tax Liability”); or

(ii)to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer’s national insurance contributions liability is transferred to you; and

(iv)if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

(v)to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

Acknowledgment of Forfeiture and Clawback Provisions. By accepting the Award, you acknowledge being subject to the provisions of any forfeiture and claw-back policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law.